SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report:

March 26, 2008

KLONDIKE STAR MINERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30965	91-1980708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Box 20116, 1031 – Ten Mile Road, Whitehorse, Yukon Y1A 7A2 Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 579-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Executive Officers

On March 26, 2008, the Company appointed Mr. George W. Wakim, P.Eng. as an independent director to fill a vacant director’s position until the next shareholders’ meeting at which directors are elected. Mr. Wakim has also been appointed as a member of the Audit Committee and as Chair, Environment, Health & Safety Committee.

Mr. Wakim, P. Eng is a civil engineer with over twenty years of international business leadership, senior project management, commercial, civil infrastructure and industrial engineering experience for multi-million dollar projects in excess of US$ 700 million in the mining, oil and gas and petrochemical sectors. Currently he is the Managing Director/Partner of an international engineering, contracting and trading company operating in Australia, Kuwait, Iraq, Qatar, Yemen and Afghanistan. His experience in the mining sector includes projects with coal, bauxites, gold, silver, copper and uranium. Wakim holds a Bachelor of Civil Engineering from the American University of Beruit and a Masters of Engineering Science from Melbourne University in Australia.

Mr. Wakim has not been involved in any legal proceedings required to be reported hereunder. There are no family relationships among the directors and officers of the Company. There have been no transactions or proposed transactions between the Company and Mr. Wakim which would be required to be reported hereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLONDIKE STAR MINERAL CORPORATION

March 26   , 2008

_______________________________

Date

Hans Boge, P.Eng., President